EXHIBIT 11

           NATIONAL WESTERN LIFE INSURANCE COMPANY AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
              For the Three Months Ended March 31, 1997 and 1996
                                  (Unaudited)
                     (In Thousands Except Per Share Data)

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                                                           1997         1996


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Earnings applicable to common stock shares:

   Earnings from continuing operations              $       6,752        8,744
   Losses from discontinued operations                    (1,000)           -

   Net earnings                                     $       5,752        8,744


Weighted average common stock
shares outstanding                                          3,491        3,491


Primary and fully diluted earnings
per common stock share:

   Earnings from continuing operation               $        1.94         2.50
   Losses from discontinued operations                     (0.29)           -

   Net earnings                                     $        1.65         2.50

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